Exhibit 4.10

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 1st day of January, 2014.

BETWEEN:

POET Technologies Inc., a body corporate continued under the laws of the Province of Ontario

(hereinafter called the “Company”)

AND:

IT Millwrights Corporation, a company incorporated under the laws of Canada

(hereinafter called the “Consultant”)

                                       OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1.                                      The Consultant agrees to provide management and corporate development consulting services during the term of this agreement.  The Consultant shall provide, as an independent contractor, consulting services to the Company, and the Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the Company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by the Company and shall perform such duties and exercise such powers as may from time to time be determined by the Company.

2.                                      The Consultant shall report directly to and take instructions from the CEO of the Company or such other member or members of the executive team of the Company as may be designated by the Company from time to time.

3.                                      The term of this Agreement shall commence on January 1, 2014 and terminate on December 31, 2014, subject to the termination provisions hereof. The fee for the Consultant’s services hereunder shall be at the rate of $200 CAD/hour plus HST, or $1,500 CAD/day plus HST, or $15,000 CAD/month plus HST, whichever results in the lowest total invoice amount for any monthly billing period (the “Fees”). Monthly consulting invoice terms are net 14 days. The Consultant will provide an itemized invoice to the Company on the last day of each month for consulting services provided since the last invoice of the previous month.

4.                                      For more certainty, the Consultant will not be an employee of the Company and shall be responsible for:

a.              the payment of income taxes and goods and services tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;

b.              maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and

c.               obtaining all necessary licences and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

5.                                      The terms “subsidiary” and “subsidiaries” as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6.                                      During the term of this Agreement, the Consultant shall provide the consulting services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner subject to availability at the time of the request.

7.                                      The Consultant shall be reimbursed for all bonafide traveling and other business expenses actually and properly incurred as an agent of the Company in connection with the duties hereunder.  For all such expenses the Consultant shall furnish to the Company, on a monthly basis, an itemized invoice, detailing the expenses incurred, including receipts for such expenses, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.  The Consultant should obtain pre-approval for all anticipated expenses in excess of $1,000.

8.                                      The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes or except as may be necessary or desirable to further the business interests of the Company.  The Consultant shall not, either during the continuance of this contract or at any time thereafter, use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries. This obligation shall survive the expiry or termination of this agreement.

9.                                      The Consultant agrees to the restrictions, conditions and agreements herein contained and in addition the Consultant has executed and delivered to the Company contemporaneously herewith the Assignment of Inventions, Covenants Against Disclosure, Competition and Solicitation attached hereto as Appendix A (“Assignment”) and incorporated herein by reference. The Consultant further agrees to have the Assignment executed by any of its employees, officers, directors or agents who may work for the Consultant in providing its services to the Company.

10.                               The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

11.                               All information, files and other data of whatever type (collectively “Data”) in the possession or control of the Consultant, whether created or collected by the Consultant in connection with Consultant’s work for the Company (other than scientific literature prepared by a third party) shall be the exclusive property of the Company. Upon termination of this Agreement, the Consultant shall return or dispose of all such Data as directed by the Company. Nothing herein shall be construed as giving Consultant any right to reproduce, to prepare derivative works based upon, to manufacture, sell or distribute, at any time the Data or the work performed by  the Company hereunder or any products or designs that contain the Data or any such work, all of which shall be considered “works made for hire” with title vesting solely and exclusively in the Company, excepting however, and only excepting, any work product disclosed by the Consultant to the Company and described on  Appendix B.

12.                               This Agreement may be terminated without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing.

13.                               The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

14.                               The parties shall indemnify and save each other harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which either party, including their respective officers, employees or agents may suffer as a result of the negligence of the other party in the performance or non-performance of this Agreement.

15.                               It is expressly agreed, represented and understood that the parties hereto have entered into an arm’s length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company.  Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship.  Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

16.                               Notwithstanding the determination by both parties in paragraph 4, that the Consultant is an independent contractor and not an employee, should a court or any governmental entity with the power to make rulings on this matter, rule or determine otherwise, then each party will be responsible for costs and payments that they would be required to be made on their own behalf or on behalf of the other party to rectify the situation accordingly. The Consultant will indemnify and save harmless and reimburse the Company, within a reasonable delay, all such costs and payments, incurred and or required to be made for the benefit of the Consultant. The Consultant represents and warrants that it has obtained independent legal and tax advice with respect to all matters related to this agreement.

17.                               All notices, documents, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to this Agreement by any party to this Agreement shall be in writing and shall be deemed duly served if:

a)             delivered in person and left with a secretary or other employee at the relevant address set forth below; or

b)             sent by same-day or next-day courier; or

c)              sent by facsimile transmission with record of such transmission; or

d)             sent by an email which could include an attachment of a standard format electronic document provided a hard copy is sent by regular mail or the recipient acknowledges receipt of said email, to the attention of that party as set forth below:

(i)             if to the Company, addressed to it at:

POET Technologies Inc.

Suite 501, 121 Richmond Street West

Toronto, Ontario, Canada  M5H 2K1

Attn: Peter Copetti, CEO

Tel:                           416-368-9411

Fax:                       416-861-0749

Email:            pcc@poet-technologies.com

with a copy to:

POET Technologies Inc.

Suite 501, 121 Richmond Street West

Toronto, Ontario, Canada  M5H 2K1

Attn: Michel J. Lafrance, Secretary

Tel:                           416-368-9411

Fax:                       416-861-0749

Email:            mjl@poet-technologies.com

(ii)                      and if to the Consultant, addressed to him at:

IT Millwrights Corporation

336 Ridgeside Farm Drive,

Kanata, Ontario, Canada K2W 0A1

Tel:                           613-799-1722

Fax:                       613-470-0162

Email:            lee.shepherd@itmillwrights.com

And any notice or delivery so given or made shall be deemed to have been given or made and received on the day of delivery in person or by courier, on the day of faxing or telecopying, on the day of recipient acknowledgement if sent by email or on the fifth business day following the mailing of a hard copy, provided that the same is a business day and, if not, on the next business day, as the case may be.

If there is, between the time of mailing and the actual receipt of the notice, a mail strike, slow down or other labour dispute which might affect delivery of such notice by mail, then such notice will not be effective until actually received.

Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

18.                               The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company.  For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

19.                               The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

20.                               Every provision of this Agreement is intended to be severable.  If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

21.                               This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein.  For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this

Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

22.                               No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

POET TECHNOLOGIES INC.

{Signed}
Per:
Peter Copetti, Executive Director

IT MILLWRIGHTS CORPORATION

{Signed}
Per:
Christopher Lee Shepherd, President

APPENDIX “A”

ASSIGNMENT OF INVENTIONS, COVENANTS AGAINST DISCLOSURE, COMPETITION AND SOLICITATION

This agreement (the “Assignment”) is effective as of                     , by and among:

POET Technologies Inc., a corporation incorporated in the Province of Ontario, Canada, having its principle place of business at Suite 501, 121 Richmond Street West, Toronto, Ontario M5H 2K1, and its affiliate, ODIS Inc., a Delaware corporation, having its principal place of business at 22 Quail Run Road, Storrs-Mansfield, CT 06268 (collectively “POET”); and

                 ,  having an address at                        ,                               (the “Consultant”).

For the purpose of this Agreement, the term POET shall also include OPEL Solar, Inc. and all other subsidiaries, divisions, and affiliated or related entities, including any entity in which POET holds any ownership interest.

RECITALS

POET has retained Consultant to provide advisory and consulting services in accordance with the terms of an agreement of dated as of the date hereof (the “Consulting Agreement”).  Pursuant to the Consulting Agreement, Consultant has agreed to execute this Assignment. Consultant agrees that the consideration and payments to be provided by POET to Consultant under the Consulting Agreement constitutes good and sufficient consideration for Consultant entering into this Assignment.

IN CONSIDERATION OF the mutual promises and agreements contained in the Consulting Agreement and those contained herein, the parties agree as follows:

1.                                      Assignment.  All of Consultant’s right, title and interest to inventions and creations, whether copyrightable, patentable or unpatentable (collectively, the “Intellectual Property”), including but not limited to software, computer programs, firmware, manuals, mask works, improvements, developments, trademarks, designs, formula, processes, machinery, service marks, trade names and designs which, during the period of Consultant’s engagement by POET, Consultant has made, developed or conceived or hereafter may make, develop or conceive, either solely or jointly with others (including its employees and subcontractors); (a) with the use of the POET’s time, materials or facilities; or (b) resulting from or suggested by Consultant’s work for POET; or (c) which at least in part arise from or relate to Consultant’s work assignments, or to information obtained from POET or its customers in the course of Consultant’s engagement; or (d) in any way appertaining to any subject matter related to the existing or contemplated business, products and services of: (i) a parent, division, affiliate, subsidiary, or related or associated entity of POET by which Consultant is engaged, (ii) any other parent, division, affiliate, subsidiary, or related or associated entity of POET in the same field of business, products or services as POET and (iii) any other parent, division, affiliate, subsidiary, or associate company of POET, the technology of which Consultant may be exposed to in the course of the engagement, is hereby assigned to and is the property of, and shall be promptly disclosed to POET, its successors and assigns, or any other party as designated by POET, other than the Consultant’s work product, if any, set forth on Appendix 1 of the Consulting Agreement.

In support of Consultant’s covenants hereunder, and in consideration of the engagement by POET, Consultant represents and warrants that to the best of Consultant’s knowledge, no present or former consulting client of Consultant or any third person: (a) has any right to prevent Consultant from being engaged by POET in any capacity, except as described in a written disclosure statement delivered in advance of the engagement by POET, or (b) has any claim or right to any previous or future inventions, improvements or developments of Consultant, or (c) has any contract or applicable institutional policy which will apply to Consultant while engaged by POET.

2.                                      Disclosure.  Consultant shall make and maintain adequate and current written records of all such Intellectual Property in the form of notes, sketches, drawings, or reports relating thereto; which records shall be and remain the property of and available to POET at all times and Consultant shall promptly disclose to the POET all such Intellectual Property.

3.                                      Execution of Documents.  At any time requested by POET, either during Consultant’s engagement or after termination thereof, and without charge to POET, Consultant hereby authorizes and empowers POET to take any action necessary worldwide to perfect and protect POET’s legal rights to the Intellectual Property, provided that Opel shall pay any amounts required to perfect and protect Opel’s legal rights to the Intellectual Property.  Consultant shall, on Opel’s request execute, acknowledge, and deliver all documents, including applications for copyrights and patents, and perform such other lawful acts as, in the opinion of POET or its attorneys, may be necessary to obtain or maintain copyrights or patents for such inventions and other Intellectual Property rights, in any and all countries and to vest title thereto in the POET, its designees, successors, assigns, or nominees.

4.                                      Covenant Against Disclosure.  Consultant acknowledges that in the course of the engagement POET will necessarily reveal to Consultant confidential, proprietary or trade secret information (hereinafter referred to as “Proprietary Information”), and, in addition to all other obligations, Consultant shall:

4.1                               Keep in strictest confidence during and subsequent to the engagement all Proprietary Information identified as such or which, from the circumstances, in good faith and good conscience ought to be treated as such, including but not limited to products, methods of manufacture, formulas, machinery, compositions, discoveries, processes, price lists, logical flow diagrams, software, computer programs, firmware, manuals, source and object codes, customer lists, business plans, or any other information of the business of the POET which Consultant may acquire or develop in connection with or as a result of its engagement by POET.

4.2                               Not use any such Proprietary Information without the prior written consent of POET. Consultant shall not directly or indirectly publish, communicate, divulge, or describe to any unauthorized person or apply for a patent incorporating any such Proprietary Information during the period of the engagement or any time subsequent thereto except for patent applications authorized by POET.

4.3                               Articles 4.1 and 4.2, above shall also apply to Proprietary Information of third parties to which Consultant may have access or been exposed to as a result of the engagement by POET.

4.4                               This Article 4 shall not apply to information already in the public domain (by reason other than Consultant’s disclosure) or information that has been dedicated or released to the public by the POET.

5.                                      Covenant Against Solicitation. For a period of one (1) year following the Termination Date of the Consulting Agreement, Consultant shall not directly or indirectly induce or attempt to induce any other consultant or independent subcontractor of POET or its affiliates or subsidiaries to leave POET’s employment or terminate any engagement as an independent contractor with POET or any of its affiliates or subsidiaries.

6.                                      Covenant Against Solicitation of Customers.  For a period of one (1) year after the Termination Date of the Consulting Agreement, Consultant shall not contact or deal or solicit or do business with any customer of the POET with respect to a product that may compete in any way with products that were in development or sample or offered for sale by POET during the Consultant’s period of engagement by POET or any of its affiliates or subsidiaries.

7.                                      Covenant Against Competition.  For a period of one (1) year after the Termination Date of the Consulting Agreement, the Consultant shall not engage in any business, employment, consultancy assignment in which Consultant is required to aid in the design or development or marketing or specification or sale or commercialization of any product or process or technology similar to any product, process or technology of POET that was in design or prototype or was offered for sale during Consultant’s period of engagement with the  POET or any of its affiliates or subsidiaries.

8.                                      Compliance With US Economic Espionage Act.  Consultant understands that POET has a firm policy that all Consultants must comply with the US Economic Espionage Act and applicable related state laws.  In keeping with this policy, Consultant agrees that as a condition of the engagement, Consultant will comply with all the requirements of the US Economic Espionage Act and applicable related state laws, and Consultant understands that POET does not allow and will not tolerate Consultant’s use or misuse of any third party’s intellectual property in connection with the business or operations of POET’s business or arising in any way out of Consultant’s duties to POET.

9.                                      Covenant Against Misuse Of Third Party Intellectual Property.  Consultant (a) agrees not to disclose or use any confidential or proprietary information or trade secrets of any prior person or entity in connection with the engagement by POET, (b) confirms that Consultant is not being engaged in a capacity or position that will be likely to cause Consultant to inadvertently or inevitably use or disclose any confidential or proprietary information or trade secrets of third parties, (c) is not subject to any agreement or covenant or restriction which would restrict or prohibit consulting with POET or participation in the tasks that Consultant is being hired to perform, and (d) has not unlawfully solicited, nor has POET requested that Consultant unlawfully solicit, any person employed by a former employer to join POET.

10.                               No Conflicts of Interest.  Consultant agrees not to engage in any activity likely to result in the unauthorized use of or loss of rights in Proprietary Information or confidential information of POET or of others who have disclosed information in confidence to POET.  To the best of Consultant’s knowledge, Consultant has no other existing contract to assign inventions and ideas to any party, nor is Consultant contractually prohibited from engaging in any type or field of work, unless so indicated in a separate disclosure statement delivered in advance of employment hereunder.

11.                               Prior Inventions.  If, prior to the date of execution hereof, Consultant has made or conceived any inventions, improvements, or developments, whether patentable or unpatentable, which Consultant desires to have excluded from this Agreement, Consultant has indicated in a separate disclosure statement a complete list thereof delivered in advance of the engagement hereunder.

12.                               Return of Property.  Upon termination of Consultant’s engagement with POET (“Termination Date”)for any reason, Consultant shall return to POET all property of the POET of which Consultant has had custody including delivery to the POET  of all notebooks and other data relating to research or experiments conducted by Consultant or any Inventions made by Consultant, and to make full disclosure relating to research, experiments or inventions relating to the products, processes, or methods of manufacture of the POET or otherwise covered by this Agreement.

13.                               Compliance Not Contingent Upon Additional Consideration.  Consultant has not been promised nor shall Consultant have the right to claim any additional or special payment for compliance with the covenants and agreements herein contained.

14.                               Injunctive Relief.  Consultant acknowledges that the disclosure of any Proprietary Information by Consultant or breach by Consultant of any of the covenants not to compete and not to solicit will give rise to irreparable injury to POET, or third parties having a relationship with POET.  Consultant understands and agrees that such a breach would not be adequately compensated to POET by money damages alone, and, consequently, Consultant agrees that POET or a third party whose rights are injured by Consultant’s breach, may obtain injunctive relief against the breach, or threatened breach, in addition to any other legal remedies that POET or an affected third party may have.  Consultant acknowledges and agrees that the enforcement of an injunction hereunder would not prevent Consultant accepting other assignments, since Consultant’s experience and capabilities would enable him to find employment in a non-competitive capacity during the restriction period.

15.                               Severability.  The unenforceability or inapplicability of any one or more phrases and/or provisions of this Agreement shall not affect the remaining provisions of this Agreement or any part thereof.  If one or more phrases and/or provisions of this Agreement shall for any reason be held by a court of competent jurisdiction to be excessively broad or otherwise unenforceable at law, such provision or provisions shall be reformed and construed by the court by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law.

16.                               Assignment.  Consultant may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of POET under this Agreement shall automatically be assigned to the successors and assigns of the POET, and shall inure to the benefit of, and be binding upon the permitted successors and assigns of Consultant.

17.                               General.  This Agreement contains the entire understanding between POET and Consultant with respect to the matters of assignment of inventions, confidentiality, covenant against competition and covenant against solicitation, as well as all other matters covered by this Agreement.  This Agreement also supersedes and cancels any prior or contemporaneous agreements, representations, promises, offers and/or understandings by or between POET and Consultant, whether written or oral, regarding all matters covered by this Agreement. Following the date of this Agreement, the terms of this Agreement shall be in effect for Consultant’s work with and engagement by POET. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of law thereof and shall be subject to the jurisdiction of the federal or state courts of the State of Connecticut.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

POET Technologies Inc. and ODIS Inc.

{Signed}
By:
	Name:	Peter Copetti
	Title:	Executive Director
Duly Authorized

Consultant:

{Signed}
By:
	Name:	Christopher Lee Shepherd
	Title:	President
Duly Authorized

APPENDIX “B”

EXCLUSIONS RELATING TP PARAGRAPH 11

None